Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165728

Prospectus Supplement No. 5
(To Prospectus, Dated April 5, 2010)

12,560,561 Shares of Common Stock

This prospectus supplement supplements the Prospectus dated April 5, 2010, relating to the sale, transfer or distribution of up to of 12,560,561 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

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On June 10, 2010, U.S. Geothermal Inc. (the “Company”) was offered a conditional commitment for a $102.2 -million loan guarantee from the U.S. Department of Energy (“DOE”) to construct the planned 22-megawatt-net power plant at Neal Hot Springs in Eastern Oregon. The conditional commitment was offered through the DOE’s Loan Programs Office. The Neal Hot Springs development project is the first geothermal project to be offered a conditional commitment for a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. Issuance of the loan guarantee is subject to the satisfaction of certain conditions precedent, including the following:

  Office of Management and Budget certifying that the loan complies with the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32;
  the Company providing an independent engineer’s certificate attesting to the Company having sufficient production behind pipe to support the 22 MW development;
  the Company providing an approved reservoir engineer’s report stating that the reservoir is viable based on a long term flow test;
  the Company having a commitment for its share of its required equity in the project; and
  such other conditions precedent as are customary for such financing.

When issued, the loan guarantee will guarantee the loan to the Neal Hot Springs project from the U.S. Treasury’s Federal Financing Bank.

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Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 16, 2010.